Exhibit 99.1

News Release

Lockheed Martin Reports First Quarter 2018 Results

•	Net sales of $11.6 billion

•	Net earnings of $1.2 billion, or $4.02 per share

•	Generated cash from operations of $632 million after pension contributions of $1.5 billion

•	Achieved backlog of approximately $105 billion

•	Updates 2018 outlook for sales, business segment operating profit and earnings per share

BETHESDA, Md., April 24, 2018 – Lockheed Martin [NYSE: LMT] today reported first quarter 2018 net sales of $11.6 billion, compared to $11.2 billion in the first quarter of 2017. Net earnings in the first quarter of 2018 were $1.2 billion, or $4.02 per share, compared to $789 million, or $2.69 per share, in the first quarter of 2017. Cash from operations in the first quarter of 2018 was $632 million after pension contributions of $1.5 billion, compared to $1.7 billion of cash from operations in the first quarter of 2017.

“Strong operational and program execution in the first quarter allowed us to increase our financial guidance for sales, profit and earnings per share,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. “Our team remains dedicated to performing with excellence, offering affordable and innovative solutions for our customers, and delivering exceptional value to our shareholders.”

Adoption of New Accounting Standards

As previously reported, effective Jan. 1, 2018, the corporation adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, as amended (commonly referred to as ASC 606), which changed the way the corporation recognizes revenue for certain contracts. In addition, effective Jan. 1, 2018, the corporation adopted ASU 2017-07, Compensation-Retirement Benefits, which changed the income statement presentation of certain components of FAS pension and other postretirement benefit plan expense. The financial results for all periods presented in this news release have been adjusted to reflect the new methods of accounting.

Summary Financial Results

The following table presents the corporation’s summary financial results.

	(in millions, except per share data)	Quarters Ended
		March 25, 2018	March 26, 2017
	Net sales	$11,635	$11,212

	Business segment operating profit[1]	$1,310	$1,091
	Unallocated items
	FAS/CAS operating adjustment	451	403
	Other, net[2]	(36)	(92)
	Total unallocated items	415	311
	Consolidated operating profit	$1,725	$1,402

	Net earnings[1,2]	$1,157	$789

	Diluted earnings per share[1,2]	$4.02	$2.69

	Cash from operations[3]	$632	$1,666

1
In the first quarter of 2017, the corporation revised the total estimated costs to complete the EADGE-T contract as a consequence of ongoing performance matters and recorded an additional reserve of $120 million ($74 million, or $0.25 per share, after tax) at its Rotary and Mission Systems business segment.

2
In the first quarter of 2017, the corporation recognized a $64 million charge ($40 million, or $0.14 per share, after tax), which represents the corporation’s portion of a non-cash asset impairment charge recorded by its equity method investee, Advanced Military Maintenance, Repair and Overhaul Center LLC (AMMROC).

3	Cash from operations in the first quarter of 2018 included cash contributions of $1.5 billion made to the corporation's qualified defined benefit pension plans and $850 million of net tax refunds.

2018 Financial Outlook
The following tables and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

(in millions, except per share data)	Current Update	January 2018

Net sales	$50,350 – $51,850	$50,000 – $51,500

Business segment operating profit	$5,315 – $5,465	$5,200 – $5,350

Net FAS/CAS pension adjustment	~$1,010	~$1,010

Diluted earnings per share	$15.80 – $16.10	$15.20 – $15.50

Cash from operations	≥ $3,000	≥ $3,000

Qualified Pension Plan Expense
ASU 2017-07 requires entities to record only the service cost component of U.S. GAAP financial accounting standards (FAS) pension and other postretirement benefit plan expense in operating profit and the non-service cost components of FAS pension and other postretirement benefit plan expense (i.e., interest cost, expected return on plan assets, net actuarial gains or losses, and amortization of prior service cost or credits) as part of non-operating income. Previously, the corporation recorded all components of FAS pension and other postretirement benefit plan expense in operating profit as part of cost of sales. The adoption of this standard increases consolidated operating income due to the removal of all components of FAS expense other than service cost and decreases non-operating income by the same amount with no impact to net income. The standard does not impact our U.S. Government cost accounting standards (CAS) expense, which is recorded in the results of each business segment. As a result, our FAS/CAS Adjustment will be split into: FAS/CAS Operating Adjustment and Non-Operating FAS Pension Expense. The amounts in the 2018 Outlook and 2017 Actual columns in the following table reflect the adoption of the standard.

(in millions)	2018 Outlook	2017 Actual
Total FAS expense and CAS costs
FAS pension expense	$(1,425)	$(1,372)
Less: CAS pension cost	2,435	2,248
Net FAS/CAS pension adjustment	$1,010	$876

Service & non-service cost reconciliation
FAS pension service cost	$(630)	$(635)
Less: CAS pension cost	2,435	2,248
FAS/CAS operating adjustment	1,805	1,613
Non-operating FAS pension expense	(795)	(737)
Net FAS/CAS pension adjustment	$1,010	$876

Cash Deployment Activities

The corporation’s cash deployment activities in the first quarter of 2018 consisted of the following:

•	making contributions to its pension trust of $1.5 billion, compared to no contributions in the first quarter of 2017;

•	repurchasing 0.9 million shares for $300 million, compared to 1.9 million shares for $500 million in the first quarter of 2017;

•	paying cash dividends of $586 million, compared to $544 million in the first quarter of 2017; and

•	making capital expenditures of $216 million, compared to $170 million in the first quarter of 2017.

Segment Results
The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended
	March 25, 2018	March 26, 2017
Net sales
Aeronautics	$4,398	$4,120
Missiles and Fire Control	1,677	1,549
Rotary and Mission Systems	3,223	3,127
Space	2,337	2,416
Total net sales	$11,635	$11,212

Operating profit
Aeronautics	$474	$439
Missiles and Fire Control	261	234
Rotary and Mission Systems	311	128
Space	264	290
Total business segment operating profit	1,310	1,091
Unallocated items
FAS/CAS operating adjustment	451	403
Other, net	(36)	(92)
Total unallocated items	415	311
Total consolidated operating profit	$1,725	$1,402

Net sales of the business segments exclude intersegment sales as these activities are eliminated in consolidation. Operating profit of the business segments includes the corporation's share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the corporation’s business segments. In addition, operating profit of the corporation's business segments includes total pension costs recoverable on U.S. Government contracts as determined in accordance with CAS.

Operating profit of the business segments excludes the FAS/CAS operating adjustment, which represents the difference between the service cost portion of pension cost recorded in accordance with FAS and CAS pension cost; the non-service cost for all postretirement benefit plans, which is recorded in other non-operating expense, net; expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and certain asset impairments; gains or losses from significant divestitures; the effects of certain legal settlements; corporate costs not allocated to the corporation’s business segments; and other miscellaneous corporate activities. Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.
In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts for which it recognizes revenue over a period of time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.

The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 32 percent of total segment operating profit in the first quarter of 2018, compared to approximately 27 percent in the first quarter of 2017.

Aeronautics

(in millions)	Quarters Ended
	March 25, 2018	March 26, 2017
Net sales	$4,398	$4,120
Operating profit	$474	$439
Operating margin	10.8%	10.7%

Aeronautics’ net sales in the first quarter of 2018 increased $278 million, or 7 percent, compared to the same period in 2017. The increase was primarily attributable to higher net sales of approximately $185 million for the F-35 program due to increased volume on production and sustainment; and about $80 million for other combat aircraft modernization programs due to increased volume (primarily the F-16 and F-22 programs).

Aeronautics’ operating profit in the first quarter of 2018 increased $35 million, or 8 percent, compared to the same period in 2017. Operating profit increased approximately $25 million for the F-35 program primarily due to increased volume on production and sustainment; and about $15 million for other combat aircraft modernization programs due to increased risk retirements and volume. Adjustments not related to volume, including net profit booking rate adjustments, were comparable in the first quarters of 2018 and 2017.

Missiles and Fire Control

(in millions)	Quarters Ended
	March 25, 2018	March 26, 2017
Net sales	$1,677	$1,549
Operating profit	$261	$234
Operating margin	15.6%	15.1%

MFC’s net sales in the first quarter of 2018 increased $128 million, or 8 percent, compared to the same period in 2017. The increase was primarily attributable to higher net sales of approximately $70 million for increased volume on classified programs; and about $50 million for tactical missiles programs due to increased volume (primarily Long Range Stand Off (LRSO) missile and Joint Air-to-Surface Standoff Missile (JASSM).

MFC’s operating profit in the first quarter of 2018 increased $27 million, or 12 percent, compared to the same period in 2017. Operating profit increased approximately $15 million for sensors and global sustainment (previously referred to as fire control) programs due to increased risk retirements, partially offset by lower operating profit due to contract mix (primarily Apache, LANTIRN® and SNIPER®); and about $15 million for air and missile defense programs due to increased risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were about $45 million higher in the first quarter of 2018 compared to the same period in 2017.

Rotary and Mission Systems

(in millions)	Quarters Ended
	March 25, 2018	March 26, 2017
Net sales	$3,223	$3,127
Operating profit	$311	$128
Operating margin	9.6%	4.1%

RMS’ net sales in the first quarter of 2018 increased $96 million, or 3 percent, compared to the same period in 2017. The increase was primarily attributable to higher net sales of approximately $95 million for training and logistics solutions (TLS) programs due to higher volume on various programs; about $95 million for integrated warfare systems and sensors (IWSS) programs due to higher volume (primarily radar surveillance systems programs and the Aegis Combat System (Aegis)); and about $90 million for command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance (C6ISR) programs due to higher volume. These increases were partially offset by a decrease of $190 million for Sikorsky helicopter programs due to lower volume for government helicopter programs.

RMS’ operating profit in the first quarter of 2018 increased $183 million, or 143 percent, compared to the same period in 2017. Operating profit increased approximately $120 million for C6ISR programs primarily due a charge for performance matters on the EADGE-T contract, which was recorded in the first quarter of 2017 and did not recur in 2018; about $50 million for Sikorsky helicopter programs primarily due to favorable cost performance; and about $10 million for TLS programs due to higher volume. Operating profit for IWSS programs was comparable in both periods as a $35 million charge for performance matters on a ground based radar program in the first quarter of 2018 was offset by increased risk retirements on other programs. Adjustments not related to volume, including net profit booking rate adjustments, were about $110 million higher in the first quarter of 2018 compared to the same period in 2017.

Space

(in millions)	Quarters Ended
	March 25, 2018	March 26, 2017
Net sales	$2,337	$2,416
Operating profit	$264	$290
Operating margin	11.3%	12.0%

Space’s net sales in the first quarter of 2018 decreased $79 million, or 3 percent, compared to the same period in 2017. The decrease was primarily attributable to approximately $100 million for government satellite programs (primarily Space Based Infrared System (SBIRS) and Advanced Extremely High Frequency system (AEHF)) due to lower volume; and about $35 million for commercial satellite programs due to lower volume. These decreases were partially offset by an increase of approximately $60 million for strategic missile and defense systems programs due to higher volume from AWE Management Limited (AWE), partially offset by lower volume for Fleet Ballistic Missile (FBM) programs.

Space's operating profit in the first quarter of 2018 decreased $26 million, or 9 percent, compared to the same period in 2017. Operating profit decreased approximately $25 million for strategic missile and defense systems due to lower risk retirements (primarily FBM programs). Operating profit for commercial satellites was comparable in the first quarter of 2018 and 2017, which included a charge for approximately $25 million for a performance matter in both periods. Adjustments not related to volume, including net profit booking rate adjustments, were about $30 million lower in the first quarter of 2018, compared to the same period in 2017.

Total equity earnings recognized by Space (primarily ULA) represented approximately $85 million, or 32 percent, of Space’s operating profit in the first quarter of 2018, compared to approximately $80 million, or 28 percent, in the first quarter of 2017.

Income Taxes

The corporation’s effective income tax rate was 14.9 percent in the first quarter of 2018, compared to 23.8 percent in the first quarter of 2017. The rate for the first quarter of 2018 includes the provisional impact of the Tax Cuts and Jobs Act (the Tax Act) enacted in December 2017. The rates for both periods benefited from tax deductions for dividends paid to our defined contribution plans with an employee stock ownership plan feature, tax deductions for employee equity awards, and the research and development tax credit. The rate for the first quarter of 2018 also benefited from the Tax Act’s deduction for foreign derived intangible income. The rate for the first quarter of 2017 benefited from tax deductions for U.S. manufacturing activities, which the Tax Act repealed for years after 2017.

Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (GAAP) financial measures (as defined by U.S. Securities and Exchange Commission Regulation G). While we believe that these non-GAAP financial measures may be useful in evaluating the financial performance of Lockheed Martin, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents the total earnings from our business segments before unallocated income and expense, interest expense, other non-operating income and expenses, and income tax expense. This measure is used by our senior management in evaluating the performance of our business segments. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

2018 Outlook
	(in millions)	Current Update	January 2018

	Business segment operating profit (non-GAAP)	$5,315 – $5,465	$5,200 – $5,350
	FAS/CAS operating adjustment[1]	~1,805	~1,805
	Other, net[2]	~(175)	~(175)
	Consolidated operating profit (GAAP)	$6,945 – $7,095	$6,830 – $6,980

1
Refer to the Qualified Pension Plan Expense table on page 3 of this news release for a detail of the FAS/CAS operating adjustment, which excludes $795 million of expected non-service cost that will be recorded in other non-operating expense, net in accordance with ASU 2017-07.

2
Other, net presented above previously included $75 million of expected non-service cost related to the corporation's non-qualified and other postretirement benefit plans, which is recorded in other non-operating expense, net in accordance with ASU 2017-07.

Conference Call Information

Lockheed Martin will webcast live its first quarter 2018 earnings results conference call (listen-only mode) on Tuesday, April 24, 2018, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 100,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:
Bill Phelps, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:
Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com
Kelly Stevens, 301-897-6455; kelly.stevens@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•
the corporation’s reliance on contracts with the U.S. Government, which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and the corporation’s ability to negotiate favorable contract terms;

•	budget uncertainty; affordability initiatives; the risk of future sequestration under the Budget Control Act of 2011 or other budget cuts;

•
risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including the corporation’s largest, the F-35 program;

•	economic, industry, business and political conditions including their effects on governmental policy (including trade policy and sanctions);

•
the corporation's success expanding into and doing business in adjacent markets and internationally; the differing risks posed by international sales, including those involving commercial relationships with unfamiliar customers and different cultures; our ability to recover investments, which is frequently dependent upon the successful operation of ventures that we do not control; and changes in foreign national priorities, and foreign government budgets;

•	the competitive environment for the corporation’s products and services, including increased pricing pressures, competition from outside the aerospace and defense industry, and increased bid protests;

•	planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;

•	the performance and financial viability of key suppliers, teammates, ventures, venture partners, subcontractors and customers;

•	the timing and customer acceptance of product deliveries;

•
the corporation’s ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;

•	the impact of cyber or other security threats or other disruptions to the corporation’s businesses;

•
the corporation’s ability to implement and continue capitalization changes such as share repurchases and dividend payments (including the availability of sufficient net earnings to permit such distributions under Maryland law), pension funding as well as the pace and effect of any such capitalization changes;

•	the corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;

•	the accuracy of the corporation’s estimates and projections;

•	movements in interest rates and other changes that may affect pension plan assumptions, equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;

•
realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;

•
risk of an impairment of goodwill, investments or other long-term assets, including the potential impairment of goodwill, intangible assets and inventory recorded as a result of the acquisition of the Sikorsky business if it does not perform as expected, has a deterioration of projected cash flows, negative changes in market factors, including oil and gas trends, or a significant increase in carrying value of the reporting unit;

•	the adequacy of the corporation’s insurance and indemnities;

•
the effect of changes in (or the interpretation of): legislation, regulation or policy, including those applicable to procurement (including competition from fewer and larger prime contractors), cost allowability or recovery, accounting, taxation (including the impact of the Tax Cuts and Jobs Act), or export; and

•
the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission (SEC) including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2017. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

	Quarters Ended
	March 25, 2018	March 26, 2017
Net sales	$11,635	$11,212
Cost of sales	(9,977)	(9,806)
Gross profit[2]	1,658	1,406
Other income (expense), net[3]	67	(4)
Operating profit[2,3]	1,725	1,402
Interest expense	(155)	(155)
Other non-operating expense, net	(210)	(212)
Earnings before income taxes	1,360	1,035
Income tax expense	(203)	(246)
Net earnings[2,3]	$1,157	$789
Effective tax rate	14.9%	23.8%

Earnings per common share
Basic	$4.05	$2.72
Diluted[2,3]	$4.02	$2.69

Weighted average shares outstanding
Basic	285.5	290.0
Diluted	287.9	292.8

Common shares reported in stockholders' equity at end of period	284	288

[1]
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Mar. 25 for the first quarter of 2018 and Mar. 26 for the first quarter of 2017. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

[2]
In the first quarter of 2017, the corporation revised the total estimated costs to the EADGE-T contract, as a consequence of ongoing performance matters and recorded an additional reserve of $120 million ($74 million, or $0.25 per share, after tax) at its RMS business segment.

[3]
In the first quarter of 2017, the corporation recognized a $64 million charge ($40 million, or $ 0.14 per share, after tax), which represents the corporation’s portion of a non-cash asset impairment charge recorded by the corporation's equity method investee, Advanced Military Maintenance, Repair and Overhaul Center LLC, (AMMROC).

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended
	March 25, 2018	March 26, 2017	% Change
Net sales
Aeronautics	$4,398	$4,120	7%
Missiles and Fire Control	1,677	1,549	8%
Rotary and Mission Systems	3,223	3,127	3%
Space	2,337	2,416	(3)%
Total net sales	$11,635	$11,212	4%

Operating profit
Aeronautics	$474	$439	8%
Missiles and Fire Control	261	234	12%
Rotary and Mission Systems[1]	311	128	143%
Space	264	290	(9)%
Total business segment operating profit[1]	1,310	1,091	20%
Unallocated items
FAS/CAS operating adjustment	451	403
Other, net[2]	(36)	(92)
Total unallocated items	415	311	33%
Total consolidated operating profit[1,2]	$1,725	$1,402	23%

Operating margin
Aeronautics	10.8%	10.7%
Missiles and Fire Control	15.6%	15.1%
Rotary and Mission Systems	9.6%	4.1%
Space	11.3%	12.0%
Total business segment operating margin	11.3%	9.7%

Total consolidated operating margin	14.8%	12.5%

[1]
In the first quarter of 2017, the corporation revised the total estimated costs to the EADGE-T contract, as a consequence of ongoing performance matters and recorded an additional reserve of $120 million ($74 million, or $0.25 per share, after tax) at its RMS business segment.

[2]
In the first quarter of 2017, the corporation recognized a $64 million charge ($40 million, or $ 0.14 per share, after tax), which represents the corporation’s portion of a non-cash asset impairment charge recorded by the corporation's equity method investee, AMMROC.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited; in millions, except par value)

	March 25, 2018	Dec. 31, 2017
Assets
Current assets
Cash and cash equivalents	$2,393	$2,861
Receivables, net	2,373	2,265
Contract assets	9,405	7,992
Inventories	3,196	2,878
Other current assets	449	1,509
Total current assets	17,816	17,505

Property, plant and equipment, net	5,749	5,775
Goodwill	10,806	10,807
Intangible assets, net	3,730	3,797
Deferred income taxes	3,084	3,156
Other noncurrent assets	5,449	5,580
Total assets	$46,634	$46,620

Liabilities and equity
Current liabilities
Accounts payable	$2,715	$1,467
Contract liabilities	6,550	7,028
Salaries, benefits and payroll taxes	1,771	1,785
Current maturities of long-term debt	750	750
Other current liabilities	2,188	1,883
Total current liabilities	13,974	12,913

Long-term debt, net	13,473	13,513
Accrued pension liabilities	14,199	15,703
Other postretirement benefit liabilities	713	719
Other noncurrent liabilities	4,386	4,548
Total liabilities	46,745	47,396

Stockholders’ equity
Common stock, $1 par value per share	284	284
Additional paid-in capital	—	—
Retained earnings	14,123	11,405
Accumulated other comprehensive loss	(14,589)	(12,539)
Total stockholders’ deficit	(182)	(850)
Noncontrolling interests in subsidiary	71	74
Total deficit	(111)	(776)
Total liabilities and equity	$46,634	$46,620

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Quarters Ended
	March 25, 2018	March 26, 2017
Operating activities
Net earnings	$1,157	$789
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	279	285
Stock-based compensation	38	44
Changes in assets and liabilities
Receivables, net	(108)	(799)
Contract assets	(1,413)	(62)
Inventories	(318)	(225)
Accounts payable	1,290	1,111
Contract liabilities	(478)	(185)
Postretirement benefit plans	(1,145)	345
Income taxes	1,064	175
Other, net	266	188
Net cash provided by operating activities	632	1,666

Investing activities
Capital expenditures	(216)	(170)
Other, net	130	4
Net cash used for investing activities	(86)	(166)

Financing activities
Repurchases of common stock	(300)	(500)
Dividends paid	(586)	(544)
Proceeds from stock option exercises	33	31
Other, net	(161)	(108)
Net cash used for financing activities	(1,014)	(1,121)

Net change in cash and cash equivalents	(468)	379
Cash and cash equivalents at beginning of period	2,861	1,837
Cash and cash equivalents at end of period	$2,393	$2,216

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Deficit[4]	Noncontrolling Interests in Subsidiary	Total Deficit[4]
Balance at Dec. 31, 2017	$284	$—	$11,405	$(12,539)	$(850)	$74	$(776)
Net earnings	—	—	1,157	—	1,157	—	1,157
Other comprehensive income, net of tax[1]	—	—	—	358	358	—	358
Repurchases of common stock	(1)	(25)	(274)	—	(300)	—	(300)
Dividends declared[2]	—	—	(573)	—	(573)	—	(573)
Stock-based awards, ESOP activity and other	1	25	—	—	26	—	26
Reclassification of effects from tax reform[3]	—	—	2,408	(2,408)	—	—	—
Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(3)	(3)
Balance at March 25, 2018	$284	$—	$14,123	$(14,589)	$(182)	$71	$(111)

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to pension and other postretirement benefit plans.

[2]	Represents dividends of $2.00 per share declared for the first quarter of 2018.

[3]
In the first quarter of 2018, the corporation adopted ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. Accordingly, the corporation reclassified the stranded income tax effects in accumulated other comprehensive loss resulting from the Tax Act to retained earnings.

[4]
The deficit in equity was predominantly due to a $1.9 billion net one-time charge recorded at Dec. 31, 2017, which was primarily due to the estimated impacts of the enactment of the Tax Act and the annual Dec. 31, 2017 re-measurement adjustment related to the corporation's pension and other postretirement benefit plans of $1.4 billion. Under Maryland law, if a corporation has a deficit in equity, it is still able to pay dividends and make share repurchases in an amount limited to its net earnings in either the current or the preceding fiscal year or from the net earnings for the preceding eight quarters and if it is otherwise able to pay its debts as these come due.

Lockheed Martin Corporation
Operating Data
(unaudited; in millions, except aircraft deliveries)

Backlog	March 25, 2018	Dec. 31, 2017
Aeronautics	$35,111	$35,692
Missiles and Fire Control	18,018	17,729
Rotary and Mission Systems	30,096	30,030
Space	21,531	22,042
Total backlog	$104,756	$105,493

	Quarters Ended
Aircraft Deliveries	March 25, 2018	March 26, 2017
F-35	14	15
F-16	—	2
C-130J	3	5
C-5	1	1
Government helicopter programs	18	32
Commercial helicopter programs	1	—
International military helicopter programs	1	1

Lockheed Martin Corporation
Consolidated Statements of Earnings - Adjusted for Impacts of New Accounting Standards
(unaudited; in millions, except per share data)

	Quarter Ended March 26, 2017				Quarter Ended June 25, 2017				Quarter Ended Sept. 24, 2017				Quarter Ended Dec. 31, 2017
	Historical	Adjustments for New Rev Rec Guidance	Reclassification for New Pension Guidance	Adjusted	Historical	Adjustments for New Rev Rec Guidance	Reclassification for New Pension Guidance	Adjusted	Historical	Adjustments for New Rev Rec Guidance	Reclassification for New Pension Guidance	Adjusted	Historical	Adjustments for New Rev Rec Guidance	Reclassification for New Pension Guidance	Adjusted

Aeronautics	$4,106	$14	$—	$4,120	$5,225	$(303)	$—	$4,922	$4,771	$(55)	$—	$4,716	$6,046	$(394)	$—	$5,652
Missiles and Fire Control	1,489	60	—	1,549	1,637	147	—	1,784	1,793	164	—	1,957	2,293	(301)	—	1,992
Rotary and Mission Systems	3,101	26	—	3,127	3,410	4	—	3,414	3,353	10	—	3,363	4,351	(592)	—	3,759
Space	2,361	55	—	2,416	2,413	30	—	2,443	2,252	53	—	2,305	2,447	(6)	—	2,441
Net sales	11,057	155	—	11,212	12,685	(122)	—	12,563	12,169	172	—	12,341	15,137	(1,293)	—	13,844
Aeronautics	436	3	—	439	550	17	—	567	517	(4)	—	513	661	(4)	—	657
Missiles and Fire Control	219	15	—	234	268	(15)	—	253	270	28	—	298	296	(47)	—	249
Rotary and Mission Systems	108	20	—	128	254	17	—	271	244	13	—	257	299	(53)	—	246
Space	288	2	—	290	256	—	—	256	218	1	—	219	231	(16)	—	215
Business Segment Operating Profit	1,051	40	—	1,091	1,328	19	—	1,347	1,249	38	—	1,287	1,487	(120)	—	1,367
Total Unallocated Items	98	—	213	311	157	—	212	369	179	—	211	390	372	—	210	582
Total Consolidated Operating Profit	1,149	40	213	1,402	1,485	19	212	1,716	1,428	38	211	1,677	1,859	(120)	210	1,949
Interest expense	(155)	—	—	(155)	(160)	—	—	(160)	(162)	—	—	(162)	(174)	—	—	(174)
Other non-operating income (expense), net	1	—	(213)	(212)	(2)	—	(212)	(214)	(7)	—	(211)	(218)	7	—	(210)	(203)
Earnings from continuing operations before income taxes	995	40	—	1,035	1,323	19	—	1,342	1,259	38	—	1,297	1,692	(120)	—	1,572
Income tax expense	(232)	(14)	—	(246)	(381)	(6)	—	(387)	(320)	(14)	—	(334)	(2,407)	18	—	(2,389)
Net earnings from continuing operations	763	26	—	789	942	13	—	955	939	24	—	963	(715)	(102)	—	(817)
Net earnings from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	73	—	—	73
Net earnings	$763	$26	$—	$789	$942	$13	$—	$955	$939	$24	$—	$963	$(642)	$(102)	$—	$(744)
Effective tax rate	23.3%			23.8%	28.8%			28.8%	25.4%			25.8%	142.3%			152.0%
Earnings per common share
Basic
Continuing operations	$2.63	$0.09	$—	$2.72	$3.27	$0.04	$—	$3.31	$3.27	$0.08	$—	$3.35	$(2.50)	$(0.35)	$—	$(2.85)
Discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	0.25	—	—	0.25
Basic earnings per common share	$2.63	$0.09	$—	$2.72	$3.27	$0.04	$—	$3.31	$3.27	$0.08	$—	$3.35	$(2.25)	$(0.35)	$—	$(2.60)
Diluted
Continuing operations	$2.61	$0.08	$—	$2.69	$3.23	$0.05	$—	$3.28	$3.24	$0.08	$—	$3.32	$(2.50)	$(0.35)	$—	$(2.85)
Discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	0.25	—	—	0.25
Diluted earnings per common share	$2.61	$0.08	$—	$2.69	$3.23	$0.05	$—	$3.28	$3.24	$0.08	$—	$3.32	$(2.25)	$(0.35)	$—	$(2.60)

Lockheed Martin Corporation
Consolidated Statements of Earnings - Adjusted for Impacts of New Accounting Standards
(unaudited; in millions, except per share data)

	Three Months Ended March 26, 2017				Six Months Ended June 25, 2017				Nine Months Ended Sept. 24, 2017				Twelve Months Ended Dec. 31, 2017
	Historical	Adjustments for New Rev Rec Guidance	Reclassification for New Pension Guidance	Adjusted	Historical	Adjustments for New Rev Rec Guidance	Reclassification for New Pension Guidance	Adjusted	Historical	Adjustments for New Rev Rec Guidance	Reclassification for New Pension Guidance	Adjusted	Historical	Adjustments for New Rev Rec Guidance	Reclassification for New Pension Guidance	Adjusted

Aeronautics	$4,106	$14	$—	$4,120	$9,331	$(289)	$—	$9,042	$14,102	$(344)	$—	$13,758	$20,148	$(738)	$—	$19,410
Missiles and Fire Control	1,489	60	—	1,549	3,126	207	—	3,333	4,919	371	—	5,290	7,212	70	—	7,282
Rotary and Mission Systems	3,101	26	—	3,127	6,511	30	—	6,541	9,864	40	—	9,904	14,215	(552)	—	13,663
Space	2,361	55	—	2,416	4,774	85	—	4,859	7,026	138	—	7,164	9,473	132	—	9,605
Net sales	11,057	155	—	11,212	23,742	33	—	23,775	35,911	205	—	36,116	51,048	(1,088)	—	49,960
Aeronautics	436	3	—	439	986	20	—	1,006	1,503	16	—	1,519	2,164	12	—	2,176
Missiles and Fire Control	219	15	—	234	487	—	—	487	757	28	—	785	1,053	(19)	—	1,034
Rotary and Mission Systems	108	20	—	128	362	37	—	399	606	50	—	656	905	(3)	—	902
Space	288	2	—	290	544	2	—	546	762	3	—	765	993	(13)	—	980
Business Segment Operating Profit	1,051	40	—	1,091	2,379	59	—	2,438	3,628	97	—	3,725	5,115	(23)	—	5,092
Total Unallocated Items	98	—	213	311	255	—	425	680	434	—	636	1,070	806	—	846	1,652
Total Consolidated Operating Profit	1,149	40	213	1,402	2,634	59	425	3,118	4,062	97	636	4,795	5,921	(23)	846	6,744
Interest expense	(155)	—	—	(155)	(315)	—	—	(315)	(477)	—	—	(477)	(651)	—	—	(651)
Other non-operating income (expense), net	1	—	(213)	(212)	(1)	—	(425)	(426)	(8)	—	(636)	(644)	(1)	—	(846)	(847)
Earnings from continuing operations before income taxes	995	40	—	1,035	2,318	59	—	2,377	3,577	97	—	3,674	5,269	(23)	—	5,246
Income tax expense	(232)	(14)	—	(246)	(613)	(20)	—	(633)	(933)	(34)	—	(967)	(3,340)	(16)	—	(3,356)
Net earnings from continuing operations	763	26	—	789	1,705	39	—	1,744	2,644	63	—	2,707	1,929	(39)	—	1,890
Net earnings from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	73	—	—	73
Net earnings	$763	$26	$—	$789	$1,705	$39	$—	$1,744	$2,644	$63	$—	$2,707	$2,002	$(39)	$—	$1,963
Effective tax rate	23.3%			23.8%	26.4%			26.6%	26.1%			26.3%	63.4%			64.0%
Earnings per common share
Basic
Continuing operations	$2.63	$0.09	$—	$2.72	$5.90	$0.13	$—	$6.03	$9.16	$0.22	$—	$9.38	$6.70	$(0.14)	$—	$6.56
Discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	0.26	—	—	0.26
Basic earnings per common share	$2.63	$0.09	$—	$2.72	$5.90	$0.13	$—	$6.03	$9.16	$0.22	$—	$9.38	$6.96	$(0.14)	$—	$6.82
Diluted
Continuing operations	$2.61	$0.08	$—	$2.69	$5.84	$0.13	$—	$5.97	$9.08	$0.21	$—	$9.29	$6.64	$(0.14)	$—	$6.50
Discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	0.25	—	—	0.25
Diluted earnings per common share	$2.61	$0.08	$—	$2.69	$5.84	$0.13	$—	$5.97	$9.08	$0.21	$—	$9.29	$6.89	$(0.14)	$—	$6.75